Exhibit 1.(5)(a)

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                    LIBERTY LIFE ASSURANCE COMPANY OF BOSTON

                      A Member of the Liberty Mutual Group
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Home Office:     175 Berkeley Street, P.O. Box 140, Boston, Massachusetts
                 02117-0140.
Service Center:  100 Liberty Way, Dover, New Hampshire  03820-5808

                     READ THIS INSURANCE CONTRACT CAREFULLY

RIGHT TO RETURN

This is a legal contract between You and the Company. If You are not satisfied, You may return it to Us or Your agent within 10 days of its receipt and any payment will be refunded.

Liberty Life Assurance Company of Boston, a stock Company, will pay the benefits provided in this contract, subject to its terms and conditions. The CONTRACT GUIDE on the inside of the front cover shows where the major contract provisions can be found.

We have issued this modified single payment variable life insurance contract in consideration of Your application and the receipt of Your Initial Payment.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT AND OTHER VALUES PROVIDED BY THIS CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, THE FIXED ACCOUNT EARNINGS AND CONTRACT CHARGES. SEPARATE ACCOUNT VALUES ARE VARIABLE AND MAY INCREASE OR DECREASE. THESE VALUES ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE DEATH BENEFIT IS DESCRIBED ON PAGE 3.

Signed for the Company.

       /s/ Barry S. Gilvar                        /s/ Edmund F. Kelly
       SECRETARY                                  PRESIDENT

CONTRACT DESCRIPTION

This is a MODIFIED SINGLE PAYMENT VARIABLE LIFE INSURANCE CONTRACT.
The Death Benefit is payable if the Insured dies while this contract is in force and before the Maturity Date.
A Maturity Benefit is payable if the Insured is living on the Maturity Date. Death Benefit and Account Value may vary with investment and earnings experience and contract charges.
This contract is not eligible for Dividends.

                                                                            Page
CONTRACT    ASSIGNMENT........................................................5
GUIDE       CONTRACT CHARGES.................................................20
            CONTRACT LOANS...................................................10
            CONTRACT VALUES...................................................6
            CONTRACT WITHDRAWAL..............................................11
            DEATH BENEFIT.....................................................3
            DEFINITIONS.......................................................2
            GENERAL CONTRACT PROVISIONS.......................................5
            GRACE PERIOD......................................................4
            INCONTESTABILITY AND SUICIDE......................................6
            MATURITY BENEFIT..................................................4
            OWNER AND BENEFICIARY.............................................5
            PAYMENT OF PROCEEDS..............................................15
            PAYMENT OF PROCEEDS OPTIONS......................................15
            REINSTATEMENT.....................................................4
            SEPARATE ACCOUNT PROVISIONS.......................................9
            PAYMENTS..........................................................4
            TABLE OF GUARANTEED MONTHLY MAXIMUM
            COST OF INSURANCE RATES.......................................18,19
            TABLE OF WITHDRAWAL CHARGES......................................20
            ANY ADDITIONAL AGREEMENTS, ENDORSEMENTS
            AND A COPY OF THE APPLICATION APPEAR
            AFTER PAGE.......................................................20

DEFINITIONS This is what We mean when We use the following words in Your contract:

            Accumulation Unit. An accounting unit of measurement which We use to calculate the value of a sub-account.

            Attained Age.  The Insured's age on his or her last birthday.

            Contract Date.   The date when insurance coverage becomes effective.

            Indebtedness.  Any unpaid contract loan and unpaid loan interest.

            Loan Account. An account established for amounts transferred from the sub-accounts or the Fixed Account as security for outstanding
            Indebtedness.

            Monthly Date. The same day in each month as the Contract Date. The day of the month on which the Monthly Deduction is taken from Your
            Account Value.

            Net Death Benefit.  The Death Benefit, less any Indebtedness.

            Proceeds. All or part of the amount payable under any provision of this contract.

            Written Request. A notice in writing, satisfactory to Us, placed on file at Our Service Center.

            Valuation Day. The day when a sub-account is valued. This occurs every day We are open and the New York Stock Exchange is open for trading.

            Valuation Period. The time period between the close of business on successive Valuation Days.

            We, Our, Us, The Company.  Liberty Life Assurance Company of Boston.

            You, Your. The Owner of this contract, who may be someone other than the Insured.

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DEATH       THE BENEFIT
BENEFIT If the Insured dies while this contract is in force, We will pay a Death Benefit to the Beneficiary. The Death Benefit will be the greater of:

            [bullet] the Initial Death Benefit shown on the Contract Information page; or

            [bullet] a percentage, shown below, of the Account Value.

            The Initial Death Benefit is reduced proportionately for partial withdrawals (see page 11). We will reduce the Death Benefit by any Indebtedness. The Death Benefit will be determined on the date We receive proof, satisfactory to Us, of the Insured's death. The applicable percentage is based upon the Insured's Attained Age.

  Attained Age      Account     Attained Age      Account     Attained Age     Account    Attained Age       Account
                    Value %                       Value %                      Value %                       Value %
   40 & less         250             51            178             62           126             73            109
       41            243             52            171             63           124             74            107
       42            236             53            164             64           122            75-90          105
       43            229             54            157             65           120             91            104
       44            222             55            150             66           119             92            103
       45            215             56            146             67           118             93            102
       46            209             57            142             68           117            94-99          101
       47            203             58            138             69           116             100           100
       48            197             59            134             70           115
       49            191             60            130             71           113
       50            185             61            128             72           111

            GUARANTEED DEATH BENEFIT

            The contract has a guaranteed Death Benefit equal to the Initial Death Benefit. This guaranteed Death Benefit will be in effect until the Maturity Date. The guaranteed Death Benefit is reduced proportionately for partial withdrawals (see page 11). We will reduce the guaranteed Death Benefit by any Indebtedness.

            On any Monthly Date when the Surrender Value is not sufficient to cover the Monthly Deduction and the contract has no Indebtedness, We will waive that insufficiency and waive all future Monthly Deductions until the Surrender Value is sufficient to cover the Monthly Deductions.

            If the contract has Indebtedness and the Surrender Value is not sufficient to pay the Monthly Deduction or Loan Interest, the contract will enter the Grace Period. To keep the contract in force, an amount at least as large as (A) plus (B) plus (C) must be remitted, where:

            (A) is the amount by which the Monthly Deduction is insufficient;
            (B) is the next three Monthly Deductions; and
            (C) is the net loan interest for the next 3 months (net loan interest is contract loan interest charged less interest credited on the loan balance).

            This remittance will be considered a loan repayment, unless otherwise specified in writing. If the amount necessary to keep the contract in force exceeds the outstanding Indebtedness, only the Indebtedness is due. Once the Indebtedness has been repaid, all future Monthly Deductions will be waived until the Surrender Value is sufficient to cover the Monthly Deductions.

            INTEREST ON DEATH BENEFIT

            We will add interest to any Death Benefit payable in one sum as required by applicable state law.

MATURITY    MATURITY BENEFIT
BENEFIT     We will pay a Maturity Benefit to You if the Insured is living and this contract is in force on the Maturity Date, which is the contract anniversary on or following the Insured's 100th birthday.
            The amount of the Maturity Benefit is equal to the Surrender Value.

PAYMENTS    INITIAL PAYMENT

            The Initial Payment is shown on the Contract Information page and is payable on or before delivery of the contract. The payment is payable at Our Service Center or to an authorized agent. A copy of Your application, signed by Us or Our authorized agent, is Your receipt for Your Initial Payment.

            SUBSEQUENT PAYMENTS
            We will accept additional payments if:

            [bullet] the payment is required to keep the contract in force; or [bullet] the payment is at least $1,000 and the payment will not disqualify this contract as a life insurance contract under the Internal Revenue Code as it now exists or may later be amended.

            If We accept an additional payment, evidence of insurability satisfactory to Us will be required if an increase in the Death Benefit occurs as a result of such payment.

            PAYMENT ALLOCATION

            The Initial Payment will be allocated to the Fixed Account on the date We receive the payment.

            The Account Value of the Fixed Account will then be allocated to the sub-accounts, in whole percentages, according to the payment allocation specified in the application. We may delay such allocation until after the expiration of the Right to Return period stated on the front page of Your contract.

            GRACE PERIOD

            If the contract has Indebtedness and the Surrender Value is insufficient to pay the Monthly Deduction or Loan Interest, a Grace Period of 61 days will be permitted for a payment sufficient to continue the contract in force. We will send a notice to You at Your last known address requesting the amount due. If the required amount is not received within 61 days, the contract will terminate without value. If the Insured dies during a Grace Period, the Death Benefit will be reduced by any Monthly Deductions or Loan Interest due but not paid.

            REINSTATEMENT

            This contract may be reinstated within five years of the end of the Grace Period and prior to the Maturity Date if We receive:

            [bullet] Your Written Request to reinstate the contract; [bullet] evidence of insurability satisfactory to Us; and [bullet] a payment equal to at least three Monthly Deductions following the effective date of reinstatement.

            If the Indebtedness is not repaid, such Indebtedness will also be reinstated.

LIFE        LIFE INSURANCE QUALIFICATION
INSURANCE   This contract is intended to qualify for treatment as a life
QUALI-      insurance contract under the Internal Revenue Code as it now exists
FICATION    or may later be amended. We reserve the right to amend this contract to comply with future changes in the Code and its Regulations. Any amendments will be made by an agreement approved by the proper regulatory authorities. We will promptly provide You with a copy of any amendment.

            We reserve the right to refuse premium payments and to return those premium payments, in whole or in part, if accepting them would disqualify this contract from favorable tax treatment under the Code. A premium payment will not be refused if the payment will prevent the contract from terminating.

GENERAL     YOUR CONTRACT
CONTRACT    Your contract is issued in consideration of the application and the
PROVISIONS  Initial Payment. All statements made in the application are representations and not warranties. No statement made by or on behalf of the Insured will be used by Us to contest this contract, or defend a claim under it, unless it is in the application.

            Any additional agreements are shown on the Contract Information page. These agreements are attached to and made a part of this contract. This contract and the application contain the entire contract between You and Us.

            WAIVER

            Only an officer of the Company can waive or change any provision of this contract, and only by means of a written instrument.

            MISSTATEMENT OF AGE OR SEX

            If the age or sex of the Insured has been misstated, any Proceeds will be adjusted to that amount which the payments paid would have purchased at the correct age and sex. Age refers to the Insured's age last birthday on the Contract Date.

            ASSIGNMENT

            Your contract may be assigned. We will not be on notice of any assignment until a duplicate of the original assignment is filed at Our Service Center. We assume no responsibility for the validity or effect of any assignment, and may rely solely on the assignee's statement of interest.

            CONTRACT ANNIVERSARY

            Contract years and anniversaries will be computed from the Contract Date.

OWNER AND   OWNER
BENEFICIARY The Owner is as named in the application on the Contract Date, and may be changed from time to time. Unless otherwise provided, the ownership rights of an individual who dies before the Insured will belong to the surviving joint owner, or if no joint owner, to the executors or administrators of that individual's estate. The ownership rights of a corporation, partnership or fiduciary will belong to its successors or assigns.

            During the Insured's lifetime, the rights and privileges stated in this contract may be exercised only by the Owner.

            BENEFICIARY

            The Beneficiary is as named in the application on the Contract Date, and may be changed from time to time. The interest of any Beneficiary who dies before the Insured will terminate at the death of that Beneficiary.

            If no Beneficiary designation is in effect at the Insured's death, or if there is no designated Beneficiary then living, You will be the Beneficiary. However, if the Insured was the Owner, the executors or administrators of the Insured's estate will be the Beneficiary.

            CHANGE OF OWNERSHIP OR BENEFICIARY

            You may change the Owner or any Beneficiary by Written Request during the Insured's lifetime. The change will take effect as of the date the request is signed after We acknowledge receipt in writing, whether or not You or the Insured is living at the time of acknowledgment. The change will be subject to any assignment, and to any payment made or action taken by Us before acknowledgment.

INCONTEST-  INCONTESTABILITY AFTER TWO YEARS
ABILITY AND In the absence of fraud,  this contract will be incontestable after
SUICIDE     it has been in force during the Insured's lifetime;

            [bullet] with respect to the Initial Death Benefit, for two years from the Contract Date; and
            [bullet] with respect to each increase in the Initial Death Benefit, for two years from the effective date of that increase.

            SUICIDE WITHIN TWO YEARS

            If the Insured dies by suicide within two years from the Contract Date, while sane or insane, the amount payable under this contract will be limited to the greater of the Account Value less Indebtedness or the minimum value required by the state where this contract was issued for delivery.

CONTRACT    ACCOUNT VALUE
VALUES      Your Account Value on the Contract Date is equal to the Initial
            Payment less the Monthly Deduction for the first contract month.

            On each Monthly Date, Your Account Value equals:

            [bullet] the sum of the value of Your Accumulation Units in the sub-accounts; plus
            [bullet] Your Account Value in the Fixed Account; plus
            [bullet] the value of Your Loan Account, if any; minus
            [bullet] the Monthly Deduction.

            On each Valuation Day, other than a Monthly Date, Your Account Value equals:

            [bullet] the sum of the value of Your Accumulation Units in the sub-accounts; plus
            [bullet] Your Account Value in the Fixed Account; plus
            [bullet] the value of Your Loan Account, if any.

            CASH VALUE

            A Withdrawal Charge will be subtracted from the Account Value to determine the Cash Value. The Withdrawal Charges are shown on the Contract Charges page.

            SURRENDER VALUE

            Your Surrender Value is equal to Your Cash Value, minus the Contract Fee, and minus any Indebtedness.

            ACCOUNT VALUE IN FIXED ACCOUNT

            The Account Value in the Fixed Account on the Contract Date is equal to the Initial Payment less the Monthly Deduction for the first contract month.

            On each Monthly Date, the Account Value in the Fixed Account is equal to:

            [bullet] the Account Value in the Fixed Account on the preceding
                     Monthly Date with one month's interest; plus

            [bullet] the Account Values transferred to the Fixed Account since the preceding Monthly Date and interest from the date the Account Value is transferred to the Monthly Date; minus
            [bullet] the Account Values transferred from the Fixed Account since the preceding Monthly Date and interest from the date the Account Value is transferred to the Monthly Date; minus
            [bullet] all withdrawals from the Fixed Account since the preceding
                     Monthly Date plus interest from the date of the withdrawal to the Monthly Date; minus
            [bullet] the portion of the Monthly Deduction allocated to the
                     Account Value in the Fixed Account, to cover the contract month following the Monthly Date.

            On any date other than a Monthly Date, the Account Value will be calculated on a consistent basis.

            SUB-ACCOUNT VALUES

            Amounts allocated to sub-accounts are applied to provide Accumulation Units in each sub- account. An Accumulation Unit is used to calculate the value of a sub-account. The number of Accumulation Units credited to each sub-account is determined by dividing the amount allocated to a sub-account by the dollar value of one Accumulation Unit for such sub-account. The number of Your Accumulation Units is not affected by any subsequent change in the value of the units. The Accumulation Unit values in each sub-account may increase or decrease daily.

            SUB-ACCOUNT ACCUMULATION UNIT VALUE

            The Accumulation Unit value for each sub-account will vary to reflect the investment experience of the applicable sub-account and will be determined on each Valuation Day by multiplying the Accumulation Unit value of the particular sub-account on the preceding Valuation Day by a net investment factor for that sub-account for the Valuation Period then ended. The net investment factor for each sub-account is equal to the net asset value per share of the corresponding investment at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that investment in the Valuation Period then ended) divided by the net asset value per share of the corresponding investment at the beginning of the Valuation Period, less the Separate Account Expense Charge.

            While We are not currently making a provision for current taxes, any new taxes or increase in taxes attributable to the operations of the Separate Account, We reserve the right to deduct such a charge from the Accumulation Unit value.

            SUB-ACCOUNT ACCUMULATION VALUE

            Your accumulation value in any sub-account equals:

            [bullet] the number of Your Accumulation Units in that sub-account on the Valuation Day;
            [bullet] multiplied by that sub-account's Accumulation Unit value on the Valuation Day.

            EMERGENCY PROCEDURE

            With the exception of weekends or holidays, if a national stock exchange is closed, or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission (SEC) so that We cannot value the sub-accounts, or as otherwise ordered by the SEC, We may postpone all procedures which require valuation of the sub-accounts until valuation is possible. Any provision of this contract which specifies a Valuation Day will be superseded by the emergency procedure.

            COST OF INSURANCE

            The Cost of Insurance is determined on the Monthly Date and is computed as follows:

            [bullet] Divide the Death Benefit on the first day of the contract month by 1 plus the Guaranteed Monthly Equivalent Interest Rate shown on the Contract Charges page;
            [bullet] Reduce the result by the Account Value on that day before computing the Monthly Deduction for the Cost of Insurance; and
            [bullet] Multiply the difference by the Cost of Insurance Rate for that month divided by 1000.

            COST OF INSURANCE RATE

            The Cost of Insurance Rate is the rate applied to the insurance under this contract to determine the Cost of Insurance. It is based on the Attained Age, sex and rating classification of the Insured. The Cost of Insurance Rate will not be greater than the guaranteed rates shown in the Table of Guaranteed Monthly Maximum Cost of Insurance Rates (see pages 18 and 19).

            MONTHLY DEDUCTION

            A Monthly Deduction is made for the Cost of Insurance, Contract Fee, the Expense Charge on the Fixed Account and the cost of any Additional Benefit Agreements. The Monthly Deduction for a contract month will be calculated by adding:

            [bullet] the Contract Fee, if due;
            [bullet] the Expense Charge on the Fixed Account;
            [bullet] the Cost of Insurance for the contract month; and [bullet] the cost for the contract month of any Additional Benefit
                     Agreements.

            The Expense Charge on the Fixed Account will be deducted from Your Fixed Account balance. The remainder of the Monthly Deduction for a contract month will be allocated among the Fixed Account and the sub-accounts of the Separate Account in proportion to the Account Value in each account. When determining these proportions, the Account Values are used net of any Indebtedness at the beginning of the month. The Monthly Deduction for each date that falls on a contract anniversary also includes the Contract Fee.

            CONTRACT FEE

            On each contract anniversary, the Contract Fee shown on the Contract Charges page will be deducted from the Fixed Account and the sub-accounts in proportion to the Account Value in each account. The Contract Fee is also deducted upon full surrender of the contract.

            FIXED ACCOUNT EXPENSE CHARGE

            On each Monthly Date, an expense charge equal to the monthly equivalent of the annual rate as shown on the Contract Charges page is deducted from the Fixed Account.

            INTEREST RATES

            The Guaranteed Interest Rate for the Fixed Account is shown on the Contract Charges page. Interest rates are expressed as effective annual rates. The rate is compounded daily and is used to calculate Account Values of the Fixed Account. We may credit interest in excess of the Guaranteed Interest Rate. Such excess interest will be at Our sole discretion.

            The Account Value allocated to the Fixed Account will be guaranteed and the rate of interest will be guaranteed for at least the balance of the contract year. We determine interest rates in accordance with market conditions and other factors. We may change the rate guaranteed on new allocations at any time. This may cause the guaranteed interest rate on Account Values at the beginning of a contract year to differ from the guaranteed rate on values transferred in at a later date. Once We guarantee an interest rate for an amount in the Fixed Account, We will not change it until the end of the current guarantee period.

            Interest on Indebtedness will be credited on each contract anniversary at the Guaranteed Interest Rate for the Fixed Account, as shown on the Contract Charges page.

            BASIS OF VALUES

            The method used in computing Account Values and reserves in the Separate Account is in accordance with actuarial procedures that recognize the variable nature of the Separate Account. A detailed statement of the method of computing values has been filed with the Insurance Department of the state in which this contract was issued for delivery. All contract values are equal to or in excess of the minimum values required and all comply with the laws of that state.

SEPARATE    SEPARATE ACCOUNT
ACCOUNT     The assets of the Separate Account will be used to provide values
PROVISIONS  and benefits under this contract and any similar policies. The assets of the Separate Account are owned by Us and cannot be charged with liabilities which may arise from any other business the Company may conduct. The assets of the Separate Account are not part of Our general account. We may transfer to Our general account any assets of the Separate Account which exceed the reserves and other contract liabilities of the account. Unless otherwise permitted by law, the investment policy of the Separate Account will not be changed without the express or deemed approval of the state where this contract was issued for delivery.

            INVESTMENT ALLOCATIONS

            The Separate Account is divided into several sub-accounts. We use amounts allocated to a sub- account to buy shares or units of the investment option shown in the prospectus for that sub-account. The Initial Payment initially is allocated to the Fixed Account. Subsequently, the payment will be allocated as You requested in the application. We may delay such allocation until after the expiration of the Right to Return period stated on the front page of your Contract.

            SUBSTITUTION

            We may substitute another underlying investment without Your consent. Substitution would occur if We determine that the use of such underlying investment is no longer possible or if We determine it is no longer appropriate for the purposes of the contract. No substitution will be made without notice to You and without the prior approval of the SEC and the state where this contract was issued for delivery, if required. Should a substitution, addition or deletion occur, You will be allowed to select from the then current sub-accounts and substitution may be made with respect to both existing payments and the investment of future payments.

            TRANSFERS

            You may transfer Account Values among the sub-accounts or from the sub-accounts into the Fixed Account, upon request. The value transferred from any sub-account must be at least $250 or the entire balance, if less. The Account Value remaining in a sub-account after any transfer must be at least $500. If the balance remaining in a sub-account as a result of a transfer is less than $500, we may require You to transfer the entire balance.

            Transfers may be subject to a transfer charge. This charge will not exceed $25.

            Transfers from the Fixed Account to the sub-accounts must occur within 60 days after each contract anniversary. The largest amount that may be transferred out in each contract year is the greater of the amount transferred in the prior contract year or 20% of the balance in the Fixed Account. A transfer of all of the Account Value from the Separate Account to the Fixed Account will not be subject to a transfer charge.

            We may modify or terminate the transfer privilege at any time.

            SEPARATE ACCOUNT EXPENSE CHARGE

            On each Valuation Day, an expense charge equal to the daily equivalent of the annual rate as shown on the Contract Charges page is deducted proportionately from the sub-accounts.

REPORTS     ANNUAL REPORT

            At least once each year, We will send You a report which shows:

            [bullet] the current Death Benefit;
            [bullet] the current Account Value;
            [bullet] the current Cash Value;
            [bullet] the Payments paid;
            [bullet] investment gain/loss;
            [bullet] any Indebtedness;
            [bullet] the Cost of Insurance;
            [bullet] the Expense Charge;

            [bullet] the current Surrender Value; and [bullet] any other information required by the state in which this contract was issued for delivery.

            ILLUSTRATION OF BENEFITS

            During any contract year, We will provide You with one illustration of hypothetical future Account Values and Death Benefits at any time upon Written Request. We may charge a reasonable fee for any subsequent illustrations during the same contract year. However, the fee will not be greater than $25.

CONTRACT    LOANS
LOANS       Your contract has a Loan Value which is equal to 90% of the Cash
            Value (see page 6) as of the date of the loan. Loans must be at least $250. You may borrow the Loan Value by assigning this contract to Us as security for the loan. The assignment form must be satisfactory to Us. Loans may be made at any time while this contract is in force. We may defer the granting of a loan for up to 6 months.

            You may decide the proportions in which to allocate the contract loan among the sub-accounts of the Separate Account. If You do not specify the allocation, then the contract loan will be allocated among the sub-accounts of the Separate Account and the Fixed Account in proportion to the Account Value in each account. The Account Value equal to the portion of the contract loan allocated to a sub-account and the Fixed Account will be transferred from that sub-account and the Fixed Account to the Loan Account and the Account Value in that sub-account and the Fixed Account will be reduced by the amount transferred. If loan interest is not paid when due, an amount of Account Value equal to the loan interest will also be transferred.

            If on any contract anniversary, the contract's Indebtedness exceeds the Account Value in the Loan Account, We will transfer Account Value equal to the excess Indebtedness from the Fixed Account and the sub-accounts of the Separate Account to the Loan Account as security for the excess debt in the same manner as the original loan.

            PREFERRED LOAN

            The amount available for a Preferred Loan is the earnings of the contract since its inception.

            Earnings equals (A) minus (B) minus (C) minus (D) plus (E); where

            (A) is the Account Value;
            (B) is total payments made;
            (C) is the preferred loan balance;
            (D) is accrued loan interest; and
            (E) is all prior partial withdrawals in excess of earnings.

            LOAN INTEREST

            Interest on contract loans equals the Guaranteed Interest Rate For the Fixed Account, as shown on the Contract Charges page, plus 2%. Interest on Preferred Loans equals the Guaranteed Interest Rate For the Fixed Account, as shown on the Contract Charges page. Interest will accrue daily from the date of the loan, and is due on each contract anniversary. Unpaid interest will be added to existing Indebtedness, and will accrue interest at the same rate.

            REPAYMENT

            While this contract is in force during the Insured's lifetime, any loan may be repaid in whole or in part. When a loan repayment is made, the Account Value in the Loan Account will be reduced by the loan repayment, and this amount will be allocated proportionately among the Fixed Account and sub-accounts of the Separate Account.

CONTRACT    CONTRACT WITHDRAWAL
WITHDRAWAL  You may withdraw from this contract its full Surrender Value upon
            Written Request at any time during the lifetime of the Insured. Upon withdrawal of the full Surrender Value, this contract will terminate.

            You may also make a partial withdrawal under this contract. Partial withdrawals must be at least $250. For any partial withdrawal after the first in any contract year, We may charge a transaction fee of the lesser of $25 or 2% of the amount of the partial withdrawal. You may select the sub- accounts from which to deduct the amount of the partial withdrawal. If You do not indicate where the funds will be deducted from, the amount of the partial withdrawal will be deducted on a pro rata basis from the sub-accounts and the Fixed Account. The Initial Death Benefit is reduced on the date of the partial withdrawal in the same proportion that the Account Value was reduced. If a partial withdrawal less any applicable Withdrawal Charge, as described below, reduces the Account Value to below Our current minimum, then the withdrawal request will be treated as a request to withdraw the full Surrender Value.

            We may defer the payment of Your withdrawal from the Fixed Account for up to 6 months.

            WITHDRAWAL CHARGE

            Unless waived by Us, a Withdrawal Charge will be deducted from the Account Value in the event of a withdrawal.

            For a full withdrawal, the Withdrawal Charge is calculated by multiplying (B) by (C) and subtracting the product from (A), where:

            (A) is the Initial Payment multiplied by the applicable percentage rate from the Table of Withdrawal Charges;
            (B) is each previous withdrawal charge collected; and
            (C) is the Withdrawal Charge percentage in effect at the time of a full withdrawal divided by the Withdrawal Charge percentage at the time each withdrawal was made.

            For a partial withdrawal, the Withdrawal Charge is calculated by multiplying the applicable percentage rate from the Table of Withdrawal Charges by the amount of the partial withdrawal. The total of the Withdrawal Charges in a contract year may not be greater than the applicable percentage rate from the Table of Withdrawal Charges multiplied by the portion of the Initial Payment not previously withdrawn as of the beginning of the Contract Year.

            WAIVER OF WITHDRAWAL CHARGE

            We will waive the Withdrawal Charge on that portion of a withdrawal not exceeding the greater of:

            [bullet] 10% of the Account Value less any prior partial withdrawals and Preferred Loans taken during the contract year; or
            [bullet] the earnings of the contract since its inception (see page 10).

            We will also waive the Withdrawal Charge in the event of a Qualifying Medical Stay. To qualify for this waiver:

            [bullet] the Insured must have a Qualifying Medical Stay which begins after the first contract year and lasts at least 45 days during any continuous 60 day period; or
            [bullet] the Insured's spouse must have a Qualifying Medical Stay which begins after the first contract year and lasts at least 45 days during any continuous 60 day period; and
            [bullet] You must mail your Written Request for this waiver, together with proof, satisfactory to Us, of the stay, within 180 days of initial eligibility.

            If the Insured's spouse had a Qualifying Medical Stay within 45 days prior to the Contract Date, a waiver of the Withdrawal Charge will not be considered for the Insured's spouse, until the later of:

            [bullet] 6 months from the date of the last Qualifying Medical Stay;
                     or
            [bullet] the first contract anniversary.

            Qualifying Medical Stay means: 1) confinement in a Qualifying Institution; and 2) treatment by a Qualifying Medical Professional.

            Qualifying Institution means a licensed hospital or licensed skilled or intermediate care nursing facility at which: 1) medical treatment is available on a daily basis; and 2) daily medical records are kept on each patient. It does not include: 1) a facility whose purpose is to provide accommodations, board or personal care services to individuals who do not need medical or nursing care; or 2) a place mainly for rest.

            A Qualifying Medical Professional is a legally qualified practitioner of the healing arts who is: 1) acting within the scope of his or her license; 2) not a resident of Your household; and 3) not a member of Your immediate family (children, grandchildren, parents, grandparents, siblings and their spouses).

            Treatment means the rendering of medical care or advice related to a specific medical condition. Treatment includes diagnosis and subsequent care. It does not include routine monitoring unless medically necessary.

ACCELERATED THE RECEIPT OF AN ACCELERATED DEATH BENEFIT MAY BE TAXABLE.
DEATH       YOU SHOULD CONSULT YOUR  PERSONAL TAX OR LEGAL ADVISOR BEFORE
BENEFIT     APPLYING FOR THIS BENEFIT.
PROVISIONS

            THE DEATH BENEFIT, ACCOUNT VALUE AND LOAN VALUE WILL BE REDUCED IF AN ACCELERATED DEATH BENEFIT IS PAID.

            ACCELERATED DEATH BENEFIT

            If, while this contract is in force, We receive proof, satisfactory to Us, that the Insured either:
            (1)  has a Terminal Condition; or
            (2)  is Chronically Ill;

            We will pay a portion of the contract's Death Benefit to you as an Accelerated Death Benefit.

            The balance of the Death Benefit is payable upon the Insured's Death. Only one Accelerated Death Benefit payment is payable under this contract.

            DEFINITION OF TERMINAL CONDITION

            Terminal Condition means a medical condition which is expected to result in the Insured's death within 24 months from the date of the medical certification submitted to Us in connection with the application for the Accelerated Death Benefit and from which there is no reasonable prospect of recovery. Such Terminal Condition must be certified by a physician who meets the definition of a physician under Section 101(g) of the Internal Revenue Code.

            DEFINITION OF CHRONICALLY ILL

            Chronically ill means any Insured who has been certified by a licensed health care practitioner within the last 12 months as:

            (1) being unable to perform, without substantial assistance from another individual, at least two activities of daily living for a period of at least 90 days due to a loss of functional capacity; or
            (2) requiring substantial supervision to protect such individual from threats to health and safety due to severe cognitive impairment.

            Such licensed health care practitioner must meet the definition of a licensed health care practitioner under Section 7702B(c) of the Internal Revenue Code.

            ACTIVITIES OF DAILY LIVING

            The activities of daily living prescribed in item (1) above are:

            [bullet] eating
            [bullet] toileting
            [bullet] transferring
            [bullet] bathing
            [bullet] dressing
            [bullet] continence

            AMOUNT OF ACCELERATED DEATH BENEFIT

            We first calculate the Benefit Base, which equals the Death Benefit as defined in the DEATH BENEFIT section of the contract (before subtracting any Indebtedness).

            We then calculate the Maximum Available Accelerated Death Benefit by multiplying the Benefit Base by 90%.

            You may elect all or a portion of this Maximum Available Accelerated Death Benefit. However, the amount elected may not be less than $10,000, nor greater than $250,000. Additionally, the Initial Death Benefit for the contract remaining in force must be no less than $10,000.

            You will receive less than the amount you elect because We:

            (1) discount the amount you receive because it is an early payment;
            (2) deduct a processing fee not to exceed $100; and
            (3) repay and reduce any Indebtedness by the percentage of Death
               Benefit accelerated.

            In discounting the amount you elect, We will assume that the Death Benefit would have been paid 24 months after the date the Accelerated Death Benefit is paid. The discount rate will equal the greater of:

            (1) the current yield on 90 day treasury bills; or
            (2) the current maximum statutory adjustable contract loan interest rate based on the greater of:

                (a) Moody's Corporate Bond Yield Averages-Monthly Average Corporates-published by Moody's Investors Services, Inc., or any successor thereto for the calendar month ending two months before the date of application for an accelerated payment; and
                (b) the contract's Guaranteed Annual Interest Rate for the Fixed Account rate plus 1%.

            No Withdrawal Charge will apply when you receive an Accelerated Death Benefit.

            TERMINAL CONDITION OPTION

            This option provides that the Accelerated Death Benefit will be paid to you in equal monthly installments for 12 months. For each $1,000 of Accelerated Death Benefit, each payment will be at least $84.65. This assumes an annual interest rate of 3.5%.

            If the Insured dies before all the payments have been made, We will pay the Beneficiary in one sum. The one sum payment will be the present value of the payments that remain. We will compute the value based on the interest rate We used to determine those payments.

            If you do not want monthly payments, We will pay you the Accelerated Death Benefit in one sum if you ask Us to, using the process described in the Amount of Accelerated Death Benefit provision.

            CHRONICALLY ILL PAYMENT OPTION

            This option provides level monthly payments for the number of years shown in the table that follows. For each $1,000 of Accelerated Death Benefit, each payment will be at least the minimum amount shown in the table. The table uses an annual interest rate of 3.5%; We may use a higher rate.


            ATTAINED                  PAYMENT                MINIMUM MONTHLY
             AGE OF                  PERIOD IN              PAYMENT FOR EACH
            INSURED                    YEARS          $1,000 OF DISCOUNTED BENEFIT
            64 and under                10                       $9.83
            65-67                        8                      $11.90
            68-70                        7                      $13.38
            71-73                        6                      $15.35
            74-77                        5                      $18.12
            78-81                        4                      $22.27
            82-86                        3                      $29.19
            87 and over                  2                      $43.05

            If the Insured dies before all the payments have been made, We will pay the beneficiary in one sum. The one sum We pay will be the present value of the payments that remain. We will compute the value based on the interest rate We used to determine those payments.

            If We agree, you may choose a longer payment period than that shown in the table; if you do, monthly payments will be reduced so that the present value of the payments is the same. We will use an interest rate of at least 3.5%.

            We reserve the right to set a maximum monthly benefit that We will pay under this option. If We do so, it will be at least $5,000.

            If you do not want monthly payments, We will pay you the Accelerated Death Benefit in one sum if you ask Us to. Such payment will be calculated as described in the Amount of Accelerated Death Benefit provision with the exception of the period over which the payment will be discounted. The lump sum payment will be discounted over a period not less than the Payment Period in Years section of this provision. If the Insured dies before the end of the discount period, we will recalculate the Accelerated Benefit based upon the number of years between the end of the discount period and the date of death. The Beneficiary will be paid the difference between this recalculated amount and the amount that was received, minus the processing fee.

            EFFECT ON THIS CONTRACT

            When We pay the Accelerated Death Benefit, We will calculate a percentage which equals:

            (1) the amount you elect to receive (before any reductions); divided by
            (2) the Benefit Base.

            We will reduce by that percentage:

            (1) the Initial Death Benefit;
            (2) the Account Value; and
            (3) any Indebtedness.

            Any future Monthly Deductions, Cost of Insurance charges, or Withdrawal Charges will be based on the reduced amount of insurance.

            Once We approve your claim, We will send you new Contract Information page with these changes. The subsequent payment of a Death Benefit or Maturity Benefit of this contract will constitute full settlement of the obligations of this contract.

            CONDITIONS

            Your right to receive the Accelerated Death Benefit is subject to the following conditions:

            (1) We must receive evidence, satisfactory to Us, of the Insured's eligibility for this Benefit. Evidence satisfactory to Us, may include, but is not limited to:


            [bullet] the records of the Insured's attending physician, including a prognosis of the Insured;
            [bullet] all pertinent facts concerning the Insured's health; and [bullet] a medical examination of the Insured conducted by a physician chosen by Us and at Our expense. If there is a difference of opinion as to the prognosis of the Insured, the opinion of a licensed physician, acceptable to both Us and the Insured, will control.

            (2) You must choose the option in writing in a form that meets Our needs.

            (3) If you have assigned all or a portion of this contract, you must also give Us a signed consent form from the assignee.
            (4) All beneficiaries must consent in writing to the payment of the
                Accelerated Death Benefit on the date the Benefit is requested.
            (5) You must send Us the contract.

            EXCEPTIONS

            This Benefit will not be paid if:

            (1) the Insured is required by a governmental agency to claim this
                Benefit in order to apply for, receive, or continue a government benefit or entitlement;

            (2) the Insured is required by law to use this Benefit to meet the claims of creditors, whether in bankruptcy or otherwise;

            (3) all or part of the contract's Death Benefit must be paid to the
                Insured's children or spouse or former spouse as part of a divorce decree, separate maintenance or property settlement contract; or

            (4) the Insured is married and lives in a community property state, unless the Insured's spouse has given Us signed written consent.

PAYMENT OF  PAYMENT
PROCEEDS The Proceeds of this contract will be subject first to the interest of an assignee, to whom payment will be made in one sum. We will pay any remaining Proceeds to You before the Insured's death, and to the Beneficiary after the Insured's death.

            Payment to the Beneficiary will be made only if We receive proof, satisfactory to Us, of the Insured's death. Unless otherwise provided, payment will be made in equal shares to those Beneficiaries entitled to receive the Proceeds.

            DELAY OF PAYMENT

            We will pay Surrender Values, withdrawals and contract loans allocated to the Separate Account within seven days after We receive Your Written Request. We will pay death Proceeds allocated to the Separate Account within seven days, only after We receive Your Written Request and receive proof, satisfactory to Us, of the Insured's death. Payment may be delayed if:

            [bullet] the New York Stock Exchange is closed on other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the SEC; or
            [bullet] an emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable to determine the value of the sub-accounts; or
            [bullet] the SEC, by order, permits postponement for the protection of contract owners.

PAYMENT OF  PAYMENT OF PROCEEDS OPTIONS
PROCEEDS    The Proceeds may be applied under one of the following Options. An
OPTIONS     Option must be selected by Written Request. You may select an Option during the Insured's lifetime. If You have not selected an Option before the Insured's death, the Beneficiary may choose one. We will not permit surrenders or partial withdrawals after payments under a proceeds option involving life contingencies commence.

            THE OPTIONS

            1. Interest. We will pay interest monthly on Proceeds left on deposit with Us. We will declare the interest rate each year. It will never be less than 3 1/2% a year.

            2. Fixed Amount. We will pay equal monthly installments, first payment immediately, until the Proceeds and the interest have been exhausted. Interest will be credited on unpaid balances at the rate which We will declare each year. It will never be less than 3 1/2%, compounded annually.

            3. Fixed Period. We will pay equal monthly installments, first payment immediately, for not more than 25 years. The minimum amount of each installment may be determined from the

            OPTION 3 TABLE on page 17. This Table is based on a guaranteed interest rate of 3 1/2%, compounded annually.

            4. Life Income. We will pay equal monthly installments, first payment immediately, for the lifetime of the payee with or without a guaranteed period. The minimum amount of each installment may be determined from the OPTION 4 TABLE on page 17. This Table is based on a guaranteed interest rate of 3 1/2%, compounded annually. The guaranteed period selected may be: (1) 10 years; (2) 15 years; or
            (3) 20 years.

            5. Other Payment. We will pay the Proceeds in any other manner that may be mutually agreed upon.

            AVAILABILITY

            No Option may be selected unless the amount to be applied is more than $2,000 and will provide an installment payment of at least $20. Unless We consent, these Options will not be available if the payee is an assignee, administrator, executor, trustee, association, partnership or corporation.

            ADDITIONAL INTEREST

            At our discretion, additional interest may be declared annually on all Payment Options. This interest will lengthen the period under Option 2, and increase the installment amounts under Options 3 and 4.


                                 OPTION 3 TABLE
             MINIMUM MONTHLY INSTALLMENT PAYMENT PER $1,000 APPLIED

-----------------------------------------------------------------------------------------------------------------
Number      Monthly    Number     Monthly     Number     Monthly    Number      Monthly    Number     Monthly
of Years    Payment    of Years   Payment     of Years   Payment    of Years    Payment    of Years   Payment

-----------------------------------------------------------------------------------------------------------------
     1        $84.65        6       $15.35        11       $9.09        16        $6.76        21       $5.56
-----------------------------------------------------------------------------------------------------------------
     2         43.05        7        13.38        12        8.46        17         6.47        22        5.39
-----------------------------------------------------------------------------------------------------------------
     3         29.19        8        11.90        13        7.94        18         6.20        23        5.24
-----------------------------------------------------------------------------------------------------------------
     4         22.27        9        10.75        14        7.49        19         5.97        24        5.09
-----------------------------------------------------------------------------------------------------------------
     5         18.12       10         9.83        15        7.10        20         5.75        25        4.96
-----------------------------------------------------------------------------------------------------------------

                                 OPTION 4 TABLE
             MINIMUM MONTHLY INSTALLMENT PAYMENT PER $1,000 APPLIED

 ------------------------------------------------------------------------------------------------------------------
                                MALE                                                         FEMALE

 ------------------------------------------------------------------------------------------------------------------
                   No     Guaranteed Guaranteed  Guaranteed                No     Guaranteed Guaranteed Guaranteed
              Guaranteed   Period      Period      Period              Guaranteed    Period     Period     Period
      Age       Period    10 Years    15 Years    20 Years      Age       Period    10 Years   15 Years    20 Years
       50        $4.45      $4.41      $4.36       $4.29        50        $4.11      $4.09      $4.07      $4.04
       51         4.52       4.47       4.42        4.34        51         4.16       4.15       4.12       4.09
       52         4.59       4.55       4.48        4.40        52         4.22       4.20       4.18       4.14
       53         4.67       4.62       4.55        4.45        53         4.29       4.27       4.24       4.19
       54         4.76       4.70       4.62        4.51        54         4.36       4.33       4.30       4.24

       55         4.85       4.78       4.70        4.57        55         4.43       4.40       4.36       4.30
       56         4.94       4.87       4.77        4.63        56         4.50       4.47       4.42       4.36
       57         5.04       4.96       4.85        4.70        57         4.58       4.54       4.49       4.42
       58         5.15       5.06       4.93        4.76        58         4.67       4.62       4.57       4.48
       59         5.26       5.16       5.02        5.82        59         4.76       4.71       4.64       4.55

       60         5.39       5.26       5.11        4.89        60         4.85       4.80       4.72       4.61
       61         5.52       5.38       5.20        4.95        61         4.95       4.89       4.81       4.68
       62         5.66       5.50       5.29        5.01        62         5.06       4.99       4.89       4.75
       63         5.80       5.62       5.39        5.08        63         5.18       5.10       4.98       4.82
       64         5.96       5.75       5.49        5.14        64         5.30       5.21       5.08       4.89

       65         6.14       5.89       5.58        5.20        65         5.43       5.32       5.18       4.96
       66         6.32       6.03       5.68        5.26        66         5.57       5.45       5.28       5.03
       67         6.51       6.18       5.78        5.31        67         5.72       5.58       5.38       5.10
       68         6.72       6.33       5.88        5.37        68         5.89       5.72       5.49       5.17
       69         6.94       6.49       5.98        5.42        69         6.06       5.86       5.60       5.23

       70         7.18       6.65       6.08        5.46        70         6.25       6.01       5.71       5.30
       71         7.44       6.82       6.18        5.50        71         6.45       6.18       5.82       5.36
       72         7.71       6.99       6.27        5.54        72         6.67       6.34       5.93       5.41
       73         7.99       7.16       6.36        5.58        73         6.91       6.52       6.04       5.46
       74         8.30       7.33       6.44        5.61        74         7.17       6.70       6.15       5.51

       75         8.63       7.51       6.52        5.63        75         7.45       6.89       6.26       5.55
       76         8.99       7.68       6.60        5.66        76         7.75       7.08       6.36       5.59
       77         9.37       7.86       6.67        5.68        77         8.08       7.28       6.45       5.62
       78         9.77       8.03       6.73        5.69        78         8.43       7.48       6.54       5.65
       79        10.21       8.19       6.79        5.71        79         8.81       7.68       6.62       5.67
       80        10.67       8.36       6.84        5.72        80         9.22       7.88       6.70       5.69
 ------------------------------------------------------------------------------------------------------------------

           TABLE OF GUARANTEED MONTHLY MAXIMUM COST OF INSURANCE RATES
                   PER $1,000 OF INSURANCE NET AMOUNT AT RISK

                                   NON-TOBACCO


Attained      Monthly Cost of      Attained     Monthly Cost of   Attained     Monthly Cost of
   Age         Insurance Rate         Age       Insurance Rate       Age        Insurance Rate


             Male      Female                   Male     Female                Male      Female

    0       0.2193     0.1567         35       0.1442    0.1259       70      3.0703     1.8585
    1       0.0859     0.0701         36       0.1517    0.1342       71      3.4033     2.0584
    2       0.0826     0.0667         37       0.1617    0.1442       72      3.7600     2.3037
    3       0.0809     0.0651         38       0.1726    0.1551       73      4.1934     2.5976
    4       0.0776     0.0642         39       0.1843    0.1667       74      4.6701     2.9361

    5       0.0734     0.6254         40       0.1984    0.1809       75      5.1801     3.3143
    6       0.0692     0.0609         41       0.2134    0.1959       76      5.7192     3.7239
    7       0.0651     0.0592         42       0.2293    0.2109       77      6.2835     4.1631
    8       0.0626     0.0584         43       0.2468    0.2259       78      6.8762     4.6390
    9       0.0617     0.0576         44       0.2660    0.2409       79      7.5161     5.1666

   10       0.0626     0.0567         45       0.2876    0.2576       80      8.2238     5.7673
   11       0.0676     0.0584         46       0.3110    0.2751       81      9.0181     6.4590
   12       0.0767     0.0609         47       0.3360    0.2943       82      9.9157     7.2573
   13       0.0892     0.0642         48       0.3635    0.3143       83      10.9129    8.1594
   14       0.1034     0.0684         49       0.3935    0.3368       84      11.9904    9.1556

   15       0.1134     0.0717         50       0.4277    0.3618       85      13.1242   10.2354
   16       0.1234     0.0751         51       0.4669    0.3894       86      14.3000   11.3917
   17       0.1309     0.0776         52       0.5120    0.4211       87      15.5000   12.6232
   18       0.1359     0.0801         53       0.5637    0.4561       88      16.7191   13.9315
   19       0.1392     0.0826         54       0.6213    0.4920       89      17.9749   15.3273

   20       0.1401     0.0842         55       0.6855    0.5303       90      19.2858   16.8225
   21       0.1384     0.0859         56       0.7556    0.5687       91      20.6825   18.4527
   22       0.1359     0.0867         57       0.8299    0.6063       92      22.2180   20.2807
   23       0.1326     0.0884         58       0.9125    0.6438       93      24.0437   22.4383
   24       0.1292     0.0901         59       1.0052    0.6864       94      26.5035   25.2231

   25       0.1251     0.0917         60       1.1088    0.7364       95      30.2074   29.2496
   26       0.1226     0.0942         61       1.2240    0.7982       96      36.3581   35.7221
   27       0.1209     0.0959         62       1.3569    0.8750       97      47.2118   46.8683
   28       0.1201     0.0984         63       1.5073    0.9693       98      66.2071   66.0943
   29       0.1201     0.1017         64       1.6745    1.0754       99      82.5000   81.6667

   30       0.1209     0.1042         65       1.8577    1.1898
   31       0.1234     0.1076         66       2.0559    1.3084
   32       0.1267     0.1109         67       2.2685    1.4296
   33       0.1317     0.1151         68       2.4996    1.5550
   34       0.1376     0.1201         69       2.7560    1.6946



Class A Guaranteed Monthly Maximum Insurance Rates are equal to 250% of the Guaranteed Maximum Insurance Rates for the Standard Class.

           TABLE OF GUARANTEED MONTHLY MAXIMUM COST OF INSURANCE RATES
                   PER $1,000 OF INSURANCE NET AMOUNT AT RISK

                                     TOBACCO

Attained      Monthly Cost of      Attained     Monthly Cost of   Attained     Monthly Cost of
   Age         Insurance Rate         Age       Insurance Rate       Age        Insurance Rate

             Male      Female                   Male     Female                Male      Female

    0       0.2193     0.1567         35       0.2268    0.1676       70      4.7492     2.4376
    1       0.0859     0.0701         36       0.2434    0.1817       71      5.1624     2.6722
    2       0.0826     0.0667         37       0.2643    0.1984       72      5.6299     2.9596
    3       0.0809     0.0651         38       0.2876    0.2176       73      6.1485     3.3017
    4       0.0776     0.0642         39       0.3143    0.2384       74      6.7174     3.6920

    5       0.0734     0.0626         40       0.3452    0.2635       75      7.3258     4.1186
    6       0.0692     0.0609         41       0.3785    0.2901       76      7.9486     4.5725
    7       0.0651     0.0592         42       0.4152    0.3168       77      8.5746     5.0471
    8       0.0626     0.0584         43       0.4553    0.3435       78      9.2082     5.5490
    9       0.0617     0.0576         44       0.4995    0.3702       79      9.8715     6.0962

   10       0.0626     0.0567         45       0.5462    0.3985       80      10.5868    6.7098
   11       0.0676     0.0584         46       0.5946    0.4277       81      11.3746    7.4070
   12       0.0767     0.0609         47       0.6471    0.4578       82      12.2491    8.2009
   13       0.0892     0.0642         48       0.7039    0.4903       83      13.1961    9.1191
   14       0.1034     0.0684         49       0.7656    0.5262       84      14.1843   10.1164

   15       0.1467     0.0801         50       0.8341    0.5645       85      15.1804   11.1778
   16       0.1634     0.0842         51       0.9117    0.6054       86      16.1604   12.2952
   17       0.1751     0.0884         52       0.9994    0.6521       87      17.1682   13.4579
   18       0.1843     0.0926         53       1.0988    0.7039       88      18.2203   14.6722
   19       0.1901     0.0951         54       1.2073    0.7565       89      19.2685   15.9376

   20       0.1934     0.0976         55       1.3235    0.8107       90      20.3284   17.3441
   21       0.1934     0.0992         56       1.4463    0.8641       91      21.4331   18.8626
   22       0.1901     0.1017         57       1.5759    0.9142       92      22.7172   20.5523
   23       0.1868     0.1042         58       1.7121    0.9635       93      24.3689   22.5437
   24       0.1817     0.1067         59       1.8585    1.0161       94      26.6300   25.2231

   25       0.1759     0.1092         60       2.0216    1.0787       95      30.2074   29.2496
   26       0.1726     0.1134         61       2.2057    1.1572       96      36.3581   35.7221
   27       0.1709     0.1167         62       2.4134    1.2583       97      47.2118   46.8683
   28       0.1709     0.1209         63       2.6454    1.3811       98      66.2071   66.0943
   29       0.1734     0.1259         64       2.8993    1.5182       99      82.5000   81.6667

   30       0.1776     0.1317         65       3.1684    1.6628
   31       0.1834     0.1367         66       3.4502    1.8100
   32       0.1909     0.1426         67       3.7423    1.9522
   33       0.2009     0.1501         68       4.0489    2.0961
   34       0.2126     0.1584         69       4.3817    2.2526



Class A Guaranteed Monthly Maximum Insurance Rates are equal to 250% of the Guaranteed Maximum Insurance Rates for the Standard Class.

                                CONTRACT CHARGES

Interest Rates

Guaranteed Annual Interest Rate For the Fixed Account             [3.50%]
Guaranteed Monthly Equivalent Interest Rate                       [0.28709%]

Contract Charges
Contract Fee [$30.00] per year
Cost of Insurance as defined on page 7.
Fixed Account Expense Charge             [0.48%] per year
Separate Account Expense Charge          [1.65%] per year
Withdrawal Charge on Withdrawal as defined on page 11.

                           Table of Withdrawal Charges
           This table applies to the Initial Payment in the event of a
                   Withdrawal in the first [7] contract years.

            Contract                        Percentage                       Contract                       Percentage
              Year                                                             Year
               [1                             9.75%                             5                             7.25%
                2                             9.50%                             6                             5.00%
                3                             9.25%                             7                             4.75%
                4                             7.50%                      8 and thereafter                     0.00%]


Mortality Table

1980 Commissioners Standard Ordinary Age Last Birthday Smoker or Non-smoker

The contract may end before the Maturity Date if the payments are not sufficient to continue the contract to that date. If current values change, this will also affect the benefits.

--------------------------------------------------------------------------------

                    LIBERTY LIFE ASSURANCE COMPANY OF BOSTON

                      A Member of the Liberty Mutual Group

--------------------------------------------------------------------------------


















CONTRACT DESCRIPTION

This is a MODIFIED SINGLE PAYMENT VARIABLE LIFE INSURANCE CONTRACT.

The Death Benefit is payable if the Insured dies while this contract is in force and before the Maturity Date.
A Maturity Benefit is payable if the Insured is living on the Maturity Date. Death Benefit and Account Value may vary with investment and earnings experience and contract charges.
This contract is not eligible for dividends.